Exhibit 10.38

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), is made by and between Health Care Property Investors, Inc., a Maryland corporation (the “Company”), and <<<NAME>>> , a non-employee member of the Company’s Board of Directors (“Holder”), effective as of  <<<DATE>>> (“Grant Date”).

WHEREAS, the Company maintains the Health Care Property Investors, Inc. 2006 Performance Incentive Plan (the “Plan”); and

WHEREAS, the Plan provides for the grant of shares of Common Stock to non-employee directors as an inducement for such directors to enter into or remain in the service of the Company and as an incentive for increased efforts during such service;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement they shall have the meaning specified below unless the context clearly indicates to the contrary.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.  All capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Plan.

Section 1.1 - Disability.

“Disability” shall mean a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Board).

Section 1.2 - Permissible Termination of Service.

“Permissible Termination of Service” shall mean Holder’s (i) death, (ii) Disability, (iii) removal from the Company’s Board of Directors without cause (not including a failure to be re-elected) or (iv) Retirement from the Company’s Board of Directors.  The Board, in its absolute discretion, shall determine the effect of all matters and questions relating to a Permissible Termination of Service, including without limitation whether a Termination of Service constitutes a Permissible Termination of Service.

Section 1.3 - Restricted Shares.

“Restricted Shares” shall mean the shares of Common Stock granted under this Agreement that are subject to Restrictions.

Section 1.4 - Restrictions.

“Restrictions” shall mean the vesting requirements set forth in Section 3.1, the forfeiture rights set forth in Section 3.2 and the restrictions on sale or other transfer set forth in Section 3.3.

Section 1.5 - Retirement.

“Retirement” shall mean Holder (1) has attained age 65 and completed at least five full years of service as an employee of the Company and its Subsidiaries and/or a member of the Board, or (2) has attained age 60 and completed at least fifteen full years of service as an employee of the Company and its Subsidiaries and/or a member of the Board.

Section 1.6 - Secretary.

“Secretary” shall mean the Corporate Secretary of the Company.

Section 1.7 - Termination of Service

“Termination of Service” shall mean the termination of Holder’s service with the Company as a director for any reason.

ARTICLE II.
ISSUANCE OF RESTRICTED SHARES

Section 2.1 - Issuance of Restricted Shares.

In consideration of the recitals and for other good and valuable consideration, on the Grant Date the Company agrees to and does hereby issue to Holder <<<NO. OF SHARES>>> Restricted Shares (i.e., shares of Common Stock subject to the Restrictions and other conditions set forth in this Agreement).

Section 2.2 - Consideration to Company.

As partial consideration for the issuance of Restricted Shares by the Company, Holder agrees to render faithful and efficient services to the Company for a period of at least one (1) year from the Grant Date.  Notwithstanding the foregoing, Holder understands and agrees that, except as expressly provided herein, in the event of a Termination of Service (other than a Permissible Termination of Service), Holder shall forfeit all Restricted Shares.  Nothing in this Agreement or in the Plan shall confer upon Holder any right to continue as a director of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to remove Holder from the Board.

Section 2.3 - Adjustments in Restricted Shares.

The Board may adjust the Restricted Shares in accordance with the provisions of Section 7.1 of the Plan.

ARTICLE III.
RESTRICTIONS

Section 3.1 - Vesting and Lapse of Restrictions.

(a)           Subject to Sections 3.2(b) and 3.4 concerning accelerated vesting under specified circumstances, the Restrictions with respect to each Restricted Share shall lapse as and to the extent such Restricted Shares vest in accordance with the following schedule, conditioned upon continued employment or service with the Company through the applicable vesting date.  Except as provided in Sections 3.2(b) and 3.4, the vesting of Restricted Shares and removal of Restrictions on Restricted Shares shall cease as of the date of Termination of Service of Holder.

Number of Shares	Effective Date of Vesting

<no. of shares>	First Anniversary of the Grant Date

<no. of shares>	Second Anniversary of the Grant Date

<no. of shares>	Third Anniversary of the Grant Date

<no of shares>	Fourth Anniversary of the Grant Date

(b)           By resolution, the Board may, on such terms and conditions as it deems appropriate, remove any or all of the Restrictions (including without limitation, the Board may accelerate vesting) at any time or from time to time.

Section 3.2 - Forfeiture.

(a)           Termination of Service Other Than a Permissible Termination of Service.  Upon a Termination of Service of Holder, other than a Permissible Termination of Service, all Restricted Shares, to the extent such Restricted Shares have not previously become vested pursuant to the terms hereof, shall be automatically forfeited and cancelled effective as of the date of such Termination of Service.

(b)           Permissible Termination of Service.  If there is a Permissible Termination of Service of Holder, all Restricted Shares shall vest in full and all Restrictions shall lapse immediately and automatically upon such Permissible Termination of Service for all Restricted Shares, and no such shares shall be forfeited or cancelled.

Section 3.3 - Restriction on Transfer of Restricted Shares.

Holder shall not sell, exchange, transfer, alienate, hypothecate, pledge, encumber or assign any Restricted Shares, or any rights with respect thereto.  Neither the Restricted Shares nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect.

Section 3.4 - Acceleration of Vesting and Lapse of Restrictions.

Upon the occurrence of a Change in Control Event, the Restrictions shall, immediately prior to the effective date of the Change in Control Event, automatically lapse for all Restricted Shares; provided, however, that the Restrictions shall not so lapse if and to the extent the Restricted Shares are, in connection with the Change in Control Event, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted.  The determination of comparability of rights shall be made by the Board, and its determination shall be final, binding and conclusive.  The Board may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with such acceleration of lapse of Restrictions, including, but not by way of limitation, provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control Event.

Section 3.5 - Escrow.

(a)           The Secretary of the Company or any other person designated by the Board as escrow agent shall retain physical custody of any certificates representing the Restricted Shares until and to the extent (i) such Restricted Shares have vested and all Restrictions have been removed or lapsed as to such shares under this Agreement, or (ii) such shares have been forfeited or cancelled pursuant to Section 3.2.  To ensure the delivery of Holder’s Restricted Shares upon forfeiture, Holder hereby appoints the Secretary of the Company or any other designated escrow agent as Holder’s attorney-in-fact to assign and transfer unto the Company (or such designee), such Restricted Shares, if any, pursuant to Section 3.2.

(b)           The Secretary, or other escrow agent, shall not be liable for any act he or she may do or omit to do with respect to holding the Restricted Shares in escrow and while acting in good faith and in the exercise of his or her judgment.

Section 3.6 - Legend.

Any share certificate or other evidence of the Restricted Shares issued hereunder may at the discretion of the Company be endorsed with or subject to the following legend (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN FORFEITURES AS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.

Section 3.7 - Vested Shares without Restrictions.

(a)           As and to the extent the Restricted Shares vest in accordance with the terms of this Agreement, the Restrictions on such shares shall lapse and, and subject to compliance with Section 3.7(b), such vested shares of Common Stock shall be delivered to the Holder or for the benefit of his or her account without the legend referenced in Section 3.6.  Such vested shares shall cease to be considered Restricted Shares subject to the terms and conditions of this Agreement, and shall be shares of Common Stock of the Company free of all Restrictions.

(b)           Notwithstanding the foregoing, vested shares shall not be delivered to the Holder or for the benefit of or to his account unless and until the Holder shall have paid to the Company in cash or made provisions for payment through withholding against income, the full amount of all federal and state (or applicable foreign) withholding or other employment taxes applicable to the taxable income of the Holder resulting from the grant of the Restricted Shares or the lapse or removal of the Restrictions.

Section 3.8 - Restrictions on New Shares and Distributions.

In the event of any dividend or other distribution (including ordinary cash dividends, and whether in the form of Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-off, spin-off, combination, purchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, or issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar transaction or event, is paid, issued, exchanged or distributed in respect of Restricted Shares, such new or additional or different shares or securities or property (including cash) which are attributable to Holder in his capacity as the owner of the Restricted Shares, shall be considered to be Restricted Shares and shall be subject to all of the Restrictions, unless the Board shall, in its discretion, otherwise provide.

ARTICLE IV.
MISCELLANEOUS

Section 4.1 - Administration.

The Board shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon Holder, the Company and all other interested persons.  No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or the Restricted Shares.

Section 4.2 - Conditions to Issuance of Stock.

The Restricted Shares may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company.  Such shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any shares of stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

(i)            The admission of such shares to listing on all stock exchanges on which such class of stock is then listed, if applicable; and

(ii)           The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, if applicable, or the receipt of further representations from Holder as to investment intent or completion of other actions necessary to perfect exemptions, as the Board shall, in its absolute discretion, deem necessary or advisable; and

(iii)          The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable; and

(iv)          The lapse of such reasonable period of time as the Board may from time to time establish for reasons of administrative convenience; and

(v)           The receipt by the Company of payment of any applicable withholding tax.

Section 4.3 - Rights as Stockholder.

Holder shall have all the rights of a stockholder with respect to the Restricted Shares, including the right to vote and receive all dividends or other distributions paid or made with respect to the Restricted Shares, subject to Section 3.8; provided, however, that in the discretion of the Board, any extraordinary distributions with respect to the Common Stock may be released from the Restrictions.

Section 4.4 - Withholding Tax.

Holder agrees that in the event the issuance of the Restricted Shares or the expiration or removal of Restrictions thereon results in the Holder’s realization of income which for federal, state or local income tax purposes is, in the opinion for the Company, subject to withholding of tax at source by the Company, the Holder will pay to the Company an amount equal to such withholding tax or the Company may withhold such amount from the Holder’s salary or from dividends deposited with the Company with respect to the Restricted Stock.

Section 4.5 - Section 83(b) Election.

No Holder may make an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to all or any portion of the Restricted Shares as of the date of issuance of the Restricted Shares rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, without the prior consent of the Board, which consent may be withheld in its sole discretion.  If a Holder makes a permitted election under Section 83(b) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.  Section 83(b) elections must be filed with the Internal Revenue Service within 30 days following the Grant Date.

Section 4.6 - Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to Holder at the address last reflected on the Company’s payroll records, or at such other address as either party may hereafter designate in writing to the other.  Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.  Any such notice shall be given only when received, but if Holder is no longer a member of the Board, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 4.6.

Section 4.7 - Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.8 - Construction.

This Agreement shall be administered, interpreted and enforced under the internal laws of the state of Maryland.

Section 4.9 - Conformity to Securities Laws.

Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of all applicable federal and state laws, rules and regulations and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Shares is granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan, this Agreement and the Restricted Shares shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.10 - Plan.

The Restricted Shares and all rights of Holder under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference.  Holder agrees to be bound by the terms of the Plan and this Agreement.  Holder acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement.  Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in Holder unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

Section 4.11 - Entire Agreement.

This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.  The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan.  Such amendment must be in writing and signed by the Company.  The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of Holder hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

Section 4.12 - Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

HEALTH CARE PROPERTY INVESTORS, INC. a Maryland Company

By:
Edward J. Henning Senior Vice President, General Counsel and Corporate Secretary

HOLDER

<<<NAME>>>